Union Security Life
A ManhattanLife Company

April 22, 2026

Board of Directors
Union Security Life Insurance Company of New York
14 Wall Street, 20th Floor,
New York, New York 10005
Re:     Union Security Life Insurance Company of New York
Masters Variable Annuity
File No. 333-278736         Post-Effective Amendment No. 2
File No. 033-71686, 811-08154    Post-Effective Amendment No. 45
Ladies and Gentlemen:
I am Director and Executive Vice President, General Counsel and Secretary of Union Security Life Insurance Company of New York (the “Company”), a New York insurance company, and have acted as counsel to the Company and its Separate Account A (the “Account”) in connection with the above mentioned Registration Statements on Form N-4 (the “Registration Statements”), filed with the U.S. Securities and Exchange Commission (the "Commission"). I am furnishing this opinion letter in furtherance of the requirements of Item 27(k) of Form N-4. In connection with my opinion, I have examined such documents (including the Registration Statements) and reviewed such questions of law as I considered necessary and appropriate, and on the basis of such examination and review, it is my opinion that:
1.The Company is a corporation validly existing as a stock life insurance company under the laws of New York and is duly authorized by the Insurance Department of the State of New York to issue the Contracts described in the Registration Statements).
2.The Account is a duly authorized and validly existing separate account established pursuant to applicable law.
3.To the extent so provided under the Contracts, that portion of the assets of the Account equal to the reserves and other contract liabilities with respect to the Account will not be chargeable with liabilities arising out of any other business that the Company may conduct.
4.The Contracts, when issued as contemplated by the Registration Statement, will constitute legal, valid and binding obligations of the Company.
I have relied as to certain matters on information obtained from public officials, officers of the Company, the administrator of the Contracts and other sources believed by me to be responsible.
This opinion letter is provided to the Company for its use solely in connection with the Registration Statements and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without my express written consent, except that the Company may file a copy of this opinion letter with the Commission as an exhibit to the Registration Statements. No opinion may be implied or inferred beyond those expressly stated above. This opinion letter is rendered as of the date hereof, and I have no obligation to update this opinion letter.

Sincerely,

/s/ John McGettigan
John McGettigan
Director and Executive Vice President, General Counsel and Secretary